                                                                   EXHIBIT 10.13

                             CHIEF EXECUTIVE OFFICER
                              EMPLOYMENT AGREEMENT

         This Agreement is made by and between TRIMAS CORPORATION, a Delaware corporation ("Company") and GRANT BEARD (hereinafter "Executive") effective
September 23, 2002 ("Effective Date"). In order to induce Executive to serve as its President and Chief Executive Officer, Company enters into this Agreement with Executive to set out the terms and conditions that will apply to
Executive's employment with Company. Executive is willing to accept such employment and assignment and to perform services on the terms and conditions hereinafter set forth. It is therefore hereby agreed by and between the parties as follows:

         SECTION 1 - EMPLOYMENT

         (a)      Company employs Executive as its President and Chief Executive
                  Officer. In this capacity, Executive shall report to the Board of Directors of Company (the "Board"). Executive accepts
                  employment in accordance with this Agreement and agrees to devote his full business time and efforts to the performance of his duties and responsibilities hereunder, subject at all times to review and control of the Board. During the Term of
                  Employment, Executive also agrees to serve, if elected, as an officer or director, or both of any subsidiary, limited
                  liability company, or other business entity, of which Company or Heartland Industrial Partners, L.P. of Greenwich,
                  Connecticut ("Heartland") holds at least a fifty percent (50%)
                  ownership interest, without the payment of any additional
                  compensation therefor.

         (b)      Nothing in this Agreement shall preclude Executive from
                  engaging in charitable and community affairs, from managing any passive investment (i.e., an investment with respect to which Executive is in no way involved with the management or operation of the entity in which Executive has invested) made by him in equity securities or other property (provided that no such investment may exceed five percent (5%) of the equity of any publicly traded entity, unless Executive receives the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of boards of
                  directors or as a trustee of any other corporation,
                  association or entity, to the extent that any of the above activities do not conflict with any provision of this
                  Agreement.

         SECTION 2 - TERM OF EMPLOYMENT. Executive's term of employment under this Agreement ("Term of Employment") shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the earlier of: December 31,
2006 ("Initial Period"); or the date that either party terminates Executive's employment in accordance with the terms of this Agreement; provided that subsequent to the Initial Period, the Term of Employment shall automatically renew each January 1 for one year upon the same terms and conditions ("Renewal
Period"), unless Company delivers to Executive or Executive delivers to Company written notice at least thirty (30) days in advance of the expiration of the
Initial Period or any Renewal Period, that the Term of Employment shall not be extended, in which case the Term of Employment shall end at the end of the year in which such notice was delivered and shall not be further extended except by written agreement of Company and Executive. The expiration of the Term of
Employment under this Agreement shall not be a termination of this Agreement to the extent that other provisions of this Agreement by their terms survive the
Term of Employment.

         SECTION 3 - COMPENSATION.

         (a)      Salary. During the Initial Period, Company shall pay Executive at the rate of seven hundred fifty thousand dollars ($750,000)
                  per annum ("Base Salary"). Base Salary shall be payable in accordance with the ordinary payroll practices of Company (but not less often than monthly) and shall be subject to all
                  applicable federal, state and local withholding and reporting requirements.

         (b)      Annual Value Creation Plan ("AVCP"). Executive shall be
                  eligible to participate in the AVCP, a copy of which has been provided to Executive, subject to all the terms and conditions of such plan, as such plan may be modified from time to time.
                  Executive and Company acknowledge that currently under the
                  AVCP Executive's annual target bonus equals one hundred (100%)
                  percent of Executive's annual Base Salary.

         SECTION 4 - EMPLOYEE BENEFITS.

         (a)      Employee Retirement Benefit Programs, Welfare Benefit
                  Programs, Plans and Practices. Company shall provide Executive with coverage under any retirement benefit programs, welfare benefit programs, plans and practices, that Company makes
                  available to its senior executives, in accordance with the terms thereof, as such programs, plans and practices may be amended from time to time in accordance with their terms.

         (b)      Vacation. Executive shall be entitled to twenty-five (25)
                  business days of paid vacation each calendar year, which shall be taken at such times as are consistent with Executive's
                  responsibilities hereunder. Vacation days shall be subject to the Company's general policies regarding vacation days, as such policies may be modified from time to time.

         (c)      Perquisites. During Executive's employment hereunder, Company shall provide Executive, subject to review and approval by a
                  Board member, 1) one country club membership and monthly dues,
                  2) one lease vehicle with value up to $55,000 or a monthly allowance of $1,250.00 per month in lieu of vehicle, 3) use of corporate chartered aircraft, 4) supplemental life insurance,
                  5) reimbursement of tax preparation and financial planning fees within policy guidelines, and 6) annual executive
                  physical. Executive acknowledges that some portion of his
                  benefits or his personal use of perquisites will represent additional personal income to him and will be reported to him as such.

         (d)      Stock Options. Executive shall be eligible to participate in the 2002 TriMas Long Term Equity Incentive Plan ("Company
                  Incentive Plan") in accordance with the terms and conditions of such plan and any grant agreements thereunder. Executive and Company acknowledge that currently under the Company
                  Incentive Plan Executive has been granted stock options for
                  555,500 shares of Company stock, none of which stock options are vested as of the date hereof.

         SECTION 5 - EXPENSES. Subject to prevailing Company policy or such guidelines as may be established by the Board, Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties.

         SECTION 6 - TERMINATION OF EMPLOYMENT. Either party may at any time for any reason terminate Executive's Term of Employment, under the following terms and conditions.

         (a)      Termination Without Cause or for Good Reason. If Executive's
                  employment is terminated during the Term of Employment by
                  Company for any reason other than Cause (as defined in Section
                  6(c) hereof), Disability (as defined in Section 6(e) hereof)
                  or death, or if Executive's employment is terminated by
                  Executive for Good Reason (as defined in Section 6(a)(2)
                  hereof), then Company shall pay Executive the Severance
                  Package. Any termination of employment that results from a notice of nonrenewal given in accordance with Section 2 of this Agreement shall not be a termination under this Section
                  6(a) but shall instead be a termination under Section 6(b)
                  below. Likewise, a termination by Executive without Good
                  Reason shall be a termination under Section 6(b) below and not a termination under this Section 6(a).

                  (1)      For purposes of this Agreement, "Severance Package"
                           shall mean:

                           (A)      Base Salary continuation for thirty (30)
                                    months at Executive's annual Base Salary
                                    rate in effect on the date of termination,
                                    subject to all applicable federal, state and
                                    local withholding and reporting
                                    requirements. These salary continuation
                                    payments shall be paid in accordance with
                                    usual Company payroll practices (but not
                                    less often than monthly);

                           (B)      A bonus equal to one hundred percent (100%)
                                    of the highest level of the previous five
                                    (5) years' award under AVCP, payable in
                                    equal installments over the thirty (30)
                                    month period described in Section 6(a)(1)(A)
                                    above, subject to the same withholding and
                                    reporting requirements. In addition,
                                    Executive shall receive the bonus for the
                                    most recently completed bonus term if a
                                    bonus has been declared for such term but
                                    not paid, and a pro rata bonus for the year
                                    of termination through the date of
                                    termination calculated at one hundred
                                    percent (100%) of the bonus opportunity for
                                    target performance for that term, multiplied
                                    by a fraction the numerator of which is the
                                    number of days that Executive was employed
                                    during such bonus term and the denominator
                                    of which is 365. The prorated bonus for the
                                    final year shall be paid in a single sum
                                    within ten (10) days of the termination of
                                    Executive's employment with Company. Any
                                    unpaid bonus shall be paid in accordance
                                    with customary practices for payment of
                                    bonuses under AVCP; and

                           (C)      Continuation of benefits under any life,
                                    group health, and dental insurance benefits
                                    substantially similar to those which
                                    Executive was receiving immediately prior to
                                    termination of employment until the earlier
                                    of:

                                    (i)      the end of the thirty (30) month
                                             period following Executive's
                                             termination of employment, or

                                    (ii)     the date on which Executive becomes
                                             eligible to receive any benefits
                                             under any plan or program of any
                                             other employer.

                                    The continuing coverage provided under this
                                    Section 6(a)(1)(C) is subject to Executive's
                                    eligibility to participate in such plans and
                                    all other terms and conditions of such
                                    plans, including Company's ability to modify
                                    or terminate such plans or coverages.
                                    Company may satisfy this obligation in whole
                                    or in part by paying the premium otherwise
                                    payable by Executive for continuing coverage
                                    under Section 601 et seq. of the Employee
                                    Retirement Income Security Act of 1974, as
                                    it may be amended or replaced from time to
                                    time. If Executive is not eligible for
                                    continued coverage under one of the
                                    Company-provided benefit plans noted in this
                                    paragraph (C) that he was participating in
                                    during his employment, Company shall pay
                                    Executive the cash equivalent of the
                                    insurance cost for the duration of the
                                    applicable period at the rate of the
                                    Company's cost of coverage for Executive's
                                    benefits as of the date of termination. Any
                                    obligation to pay the cash equivalent of
                                    such cost under this item may be settled, at
                                    Company's discretion, by a lump-sum payment
                                    of any remaining premiums.

                           (D)      All other benefits then accrued to Executive
                                    under all Company sponsored plans in
                                    accordance with the terms and conditions of
                                    those plans.

                  (2)      For purposes of this Agreement, a termination of
                           employment by Executive for "Good Reason" shall be a
                           termination by Executive following the occurrence of
                           any of the following events unless the Company has
                           cured as provided below:

                           (A)      Removal from the position of President and
                                    Chief Executive Officer of the Company
                                    (other than as a result of a promotion or a
                                    change in position which is not material);
                                    or

                           (B)      Any material and permanent diminution in
                                    Executive's duties or responsibilities; or

                           (C)      A material reduction in the aggregate value
                                    of Base Salary or bonus opportunity or a
                                    material and permanent reduction in the
                                    aggregate value of other benefits provided
                                    to Executive by the Company; or

                           (D)      A permanent reassignment of Executive to
                                    another primary office, or a relocation of
                                    the Company office that is Executive's
                                    primary office, unless Executive's primary
                                    office following such reassignment or
                                    relocation is within a thirty-five (35) mile
                                    radius of Executive's primary office before
                                    the reassignment or relocation or
                                    Executive's permanent residence on the date
                                    of the reassignment or relocation.

                           Executive must notify Company of any event
                           constituting Good Reason within one hundred twenty
                           (120) days after Executive becomes aware of such
                           event or such event shall not constitute Good Reason
                           for purposes of this Agreement provided that Company
                           shall have fifteen (15) days from the date of such
                           notice to cure the Good Reason event. Executive
                           cannot terminate his employment for Good Reason if
                           Cause exists at the time of such termination. A
                           termination by Executive following cure shall not be
                           a termination for Good Reason. A failure of Executive
                           to notify Company after the first occurrence of an
                           event constituting Good Reason shall not preclude any
                           subsequent occurrences of such event (or similar
                           event) from constituting Good Reason.

         (b)      Voluntary Termination by Executive; Expiration of Employment
                  Term. If Executive terminates his employment with Company
                  without Good Reason, or if the Employment Term expires
                  following notice of nonrenewal by either party under Section
                  2, then Company shall pay Executive his accrued unpaid Base
                  Salary through the date of termination and the AVCP award for the most recently completed year if an award has been declared for such year but not paid. The accrued unpaid Base Salary amounts payable under this Section 6(b) shall be payable in a lump sum within ten (10) days of termination of employment.
                  Any accrued unpaid bonus amounts payable under this Section
                  6(b) shall be payable in accordance with customary practices for payment of bonuses under AVCP. No prorated bonus for the year of termination shall be paid. Any other benefits under other plans and programs of Company in which Executive is
                  participating at the time of Executive's termination of
                  employment shall be paid, distributed, settled, or shall
                  expire in accordance with their terms, and Company shall have no further obligations hereunder with respect to Executive following the date of termination of employment.

         (c)      Termination for Cause. If Executive's employment is terminated for Cause, Company shall pay Executive his accrued but unpaid
                  Base Salary through the date of the termination of employment, and the AVCP award for the most recently completed year if an award has been declared for such year but not paid. Executive shall also be entitled to all other benefits then accrued to
                  Executive under all Company sponsored plans in accordance with the terms and conditions of those plans. The accrued unpaid
                  Base Salary amounts payable under this Section 6(c) shall be payable in a lump sum within ten (10) days of termination of employment. Any accrued unpaid bonus amounts payable under this Section 6(c) shall be payable in accordance with
                  customary practices for payment of bonuses under AVCP. No
                  prorated bonus for the year of termination shall be paid. As used herein, the term "Cause" shall be limited to:

                  (1)      Executive's conviction of or plea of guilty or nolo
                           contendere to a crime constituting a felony under the
                           laws of the United States or any state thereof or any
                           other jurisdiction in which Company conducts
                           business;

                  (2)      Executive's willful misconduct in the performance of
                           his duties to Company;

                  (3)      Executive's willful and continued failure to follow
                           the instructions of Company's Board; or

                  (4)      Executive's willful and/or continued neglect of
                           duties (other than any such neglect resulting from
                           incapacity of Executive due to physical or mental
                           illness);

provided, however, that Cause shall arise under items (3) or (4) only following ten (10) days written notice thereof from Company which specifically identifies such failure or neglect and the continuance of such failure or neglect during such notice period. Any failure by Company to notify Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

         (d)      Termination Following a Change of Control. In the event
                  Executive's employment with Company terminates by reason of a
                  Qualifying Termination (as defined below) within three (3)
                  years after a Change of Control of Company (as defined below), then, in lieu of the Severance Package, and subject to the limitations described in Section 7 below, the Company shall provide Executive the following termination benefits:

                  (1)      Termination Payments. Company shall pay Executive:

                           (A)      A single sum payment equal to three hundred
                                    percent (300%) of Executive's annual Base
                                    Salary rate in effect on the date of
                                    termination, subject to all applicable
                                    federal, state and local withholding and
                                    reporting requirements. This single-sum
                                    payment shall be paid within ten (10) days
                                    of termination of employment.

                           (B)      A bonus equal to three hundred percent
                                    (300%) of the target bonus opportunity under
                                    AVCP. In addition, Executive shall receive
                                    the bonus for the most recently completed
                                    bonus term if a bonus has been declared for
                                    such term but not paid, and a pro rata bonus
                                    for the year of termination through the date
                                    of termination calculated at one hundred
                                    percent (100%) of the bonus opportunity for
                                    target performance for that term, multiplied
                                    by a fraction the numerator of which is the
                                    number of days that Executive was employed
                                    during such bonus term and the denominator
                                    of which is 365. The prorated bonus for the
                                    final year shall be paid as a single sum
                                    within ten (10) days of termination of
                                    employment. Any unpaid bonus shall be paid
                                    in accordance with customary practices for
                                    payment of bonuses under AVCP.

                           (C)      All other benefits then accrued to Executive
                                    under all Company sponsored plans in
                                    accordance with the terms of those plans.

                           All payments under this Section 6(d), however, are
                           subject to the timing rules, calculations and
                           adjustments described in Sections 7 and 8.

                  (2)      Benefits Continuation. Executive shall continue to
                           receive life, group health and dental insurance
                           benefits substantially similar to those which
                           Executive was receiving immediately prior to the
                           Qualifying Termination until the earlier of:

                           (A)      the end of the thirty-six (36) month period
                                    following Executive's termination of
                                    employment, or

                           (B)      the date on which Executive becomes eligible
                                    to receive any benefits under any plan or
                                    program of any other employer.

                           The continuing coverage provided under this Section
                           6(d)(2) is subject to Executive's eligibility to
                           participate in such plans and all other terms and
                           conditions of such plans, including Company's ability
                           to modify or terminate such plans or coverages.
                           Company may satisfy this obligation in whole or in
                           part by paying the premium otherwise payable by
                           Executive for continuing coverage under Section 601
                           et seq. of the Employee Retirement Income Security
                           Act of 1974, as it may be amended or replaced from
                           time to time. If Executive is not eligible for
                           continued coverage under one of the Company-provided
                           benefit plans noted in this paragraph (2) that he was
                           participating in during his employment, Company shall
                           pay Executive the cash equivalent of the insurance
                           cost for the duration of the applicable period at the
                           rate of the Company's cost of coverage for
                           Executive's benefits as of the date of termination.
                           Any obligation to pay the cash equivalent of such
                           cost of coverage under this item may be settled, at
                           Company's discretion by a lump-sum payment of any
                           remaining premiums.

                  (3)      Qualifying Termination. For purposes of this
                           Agreement, the term "Qualifying Termination" means a
                           termination of Executive's employment with the
                           Company for any reason other than:

                           (A)      death;

                           (B)      Disability, as defined herein;

                           (C)      Cause, as defined herein; or

                           (D)      A termination by Executive without Good
                                    Reason, as defined herein.

                  (4)      Change of Control Defined. For purposes of this
                           Agreement, a "Change of Control" means the first of
                           the following events to occur following the date
                           hereof:

                           (A)      the sale, lease, or transfer in one or a
                                    series of related transactions (i) of eighty
                                    percent (80%) or more of the consolidated
                                    assets of the Company and its subsidiaries,
                                    or (ii) of seventy-five percent (75%) or
                                    more (appropriately adjusted for stock
                                    splits, combinations, subdivisions, stock
                                    dividends and similar events) of the Capital
                                    Stock (as defined below) of the Company
                                    acquired by Heartland Industrial Partners,
                                    L.P. on the closing date under the Stock
                                    Purchase Agreement among the Company,
                                    Heartland Industrial Partners, L.P. and
                                    Metaldyne Corporation, dated as of May 17,
                                    2002 (the "Stock Purchase Agreement"), in
                                    either case to any Person (within the
                                    meaning set forth in Sections 13(d) and
                                    14(d) of the Securities Exchange Act of 1934
                                    ("1934 Act") or any similar successor
                                    provision, and the rules, regulations and
                                    interpretations promulgated thereunder)
                                    other than an affiliate of Heartland
                                    Industrial Partners, L.P., whether by way of
                                    any merger, consolidation or other business
                                    combination or purchase of beneficial
                                    ownership (within the meaning under Rule
                                    13d-3 of the 1934 Act) or otherwise, but not
                                    including (x) sales or transfers which are
                                    effected in order to comply with the
                                    preemptive rights provisions of Section 4.05
                                    of the Metaldyne Shareholders Agreement with
                                    respect to the investment by Heartland
                                    Industrial Partners, Inc. in the Company
                                    pursuant to the Stock Purchase Agreement, or
                                    (y) sales or transfers which are effected
                                    within one year after the date of closing

                                    under the Stock Purchase Agreement at a
                                    price per share of not greater than $20 plus
                                    any interest charged (appropriately adjusted
                                    for stock splits, combinations,
                                    subdivisions, stock dividends and similar
                                    events); or

                           (B)      the date on which the individuals who
                                    constitute the Company's Board of Directors
                                    on the date of this Agreement, and any new
                                    members of the Company's Board of Directors
                                    who are hereafter designated by the
                                    Heartland Entities (as defined below) cease,
                                    for any reason, to constitute at least a
                                    majority of the members of the Board of
                                    Directors.

                  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other
                  equivalents (however designated) of such person's capital
                  stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock. "Heartland Entities"
                  means Heartland Industrial Partners, L.P., Heartland
                  Industrial Partners (FF), L.P., Heartland Industrial Partners
                  (E1), L.P., Heartland Industrial Partners (K1), L.P.,
                  Heartland Industrial Partners (C1), L.P. or any controlled affiliate of any of these entities.

         (e)      Disability. In the event that Executive is unable to perform his duties under this Agreement on account of a Disability which continues for one hundred eighty (180) consecutive days or more, or for an aggregate of one hundred eighty (180) days in any period of twelve (12) months, Company may, in its
                  discretion, terminate Executive's employment hereunder.
                  Company's obligation to make payments under this Agreement shall, except for accrued but unpaid Base Salary and AVCP
                  awards (including the prorated AVCP award for the year of
                  Disability through the date of employment termination,
                  prorated in the same manner as provided in Section
                  6(a)(1)(B)), cease on the first to occur of (1) the date that is six (6) months after such termination or (2) the date
                  Executive becomes entitled to benefits under a
                  Company-provided long-term disability program. Executive shall be entitled to all other benefits then accrued to Executive under all Company sponsored plans in accordance with the terms and conditions of those plans. For purposes of this Agreement,
                  "Disability" shall be defined by the terms of Company's
                  long-term disability policy, or, in the absence of such
                  policy, as a physical or mental disability that prevents
                  Executive from performing substantially all of his duties
                  under this Agreement and which is expected to be permanent.
                  Company may only terminate Executive on account of Disability after giving due consideration to whether reasonable
                  accommodations can be made under which Executive is able to fulfill his duties under this Agreement. The commencement date and expected duration of any physical or mental condition that prevents Executive from performing his duties hereunder shall be determined by a medical doctor selected by Company and
                  reasonably acceptable to Executive. Company may, in its
                  discretion, require written confirmation from a physician of
                  Disability during any extended absence.

         (f)      Death. In the event of Executive's death during the Term of
                  Employment, all obligations of Company to make any further payments, other than an obligation to pay any accrued but
                  unpaid Base Salary to the date of death and any accrued but unpaid bonuses under AVCP to the date of death (including a prorated AVCP award for the year of death, prorated in the same manner as provided in Section 6(a)(1)(B)), shall
                  terminate upon Executive's death. Executive shall be entitled to all other benefits then accrued to Executive under all
                  Company sponsored plans in accordance with the terms and
                  conditions of those plans.

         (g)      No Duplication of Benefits. Notwithstanding any provision of this Agreement to the contrary, if Executive's employment is terminated for any reason, in no event shall Executive be
                  eligible for payments under more than one subsection of this
                  Section 6.

         (h)      Payments Not Compensation. Any participation by Executive in, and any terminating distributions and vested rights under,
                  Company-sponsored retirement or savings plans, regardless of whether such plans are qualified or nonqualified for tax
                  purposes, shall be governed by the terms of those respective plans. For purposes of determining benefits and the amounts to be paid to Executive under such plans, any salary continuation or severance benefits other than salary or bonus accrued
                  before termination shall not be compensation for purposes of accruing additional benefits under such plans.

         (i)      Executive's Duty to Provide Materials. Upon the termination of the Term of Employment for any reason, Executive or his estate shall surrender to Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising
                  material, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of
                  Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his control, including all copies of any of the foregoing.

         SECTION 7 - CAP ON PAYMENTS.

         (a)      General Rules. The Internal Revenue Code (the "Code") may
                  place significant tax burdens on Executive and Company if the total payments made to Executive due to a Change of Control exceed prescribed limits. For example, if Executive's "Base
                  Period Income" (as defined below) is $100,000, Executive's limit or "Cap" is $299,999. If Executive's "Total Payments"
                  exceed the Cap by even $1.00, Executive is subject to an
                  excise tax under Section 4999 of the Code of 20% of all
                  amounts paid to Executive in excess of $100,000. In other
                  words, if Executive's Cap is $299,999, Executive will not be subject to an excise tax if Executive receives exactly
                  $299,999. If Executive receives $300,000, Executive will be subject to an excise tax of $40,000 (20% of $200,000). In
                  order to avoid this excise tax and the related adverse tax consequences for Company, by signing this Agreement, Executive will be agreeing that, subject to the exception noted below and only in the event that Sections 280G(d)(1) and (2) of the
                  Code, and related provisions and regulations apply, the
                  present value of Executive's Total Payments will not exceed an amount equal to Executive's Cap.

         (b)      Special Definitions. For purposes of this Section, the
                  following specialized terms will have the following meanings:

                  (1)      "Base Period Income". "Base Period Income" is an
                           amount equal to Executive's "annualized includable
                           compensation" for the "base period" as defined in
                           Sections 280G(d)(1) and (2) of the Code and the
                           regulations adopted thereunder. Generally,
                           Executive's "annualized includable compensation" is
                           the average of Executive's annual taxable income from
                           Company for the "base period," which is the five
                           calendar years prior to the year in which the Change
                           of Control occurs. These concepts are complicated and
                           technical and all of the rules set forth in the
                           applicable regulations apply for purposes of this
                           Agreement.

                  (2)      "Cap" or "280G Cap". "Cap" or "280G Cap" shall mean
                           an amount equal to 2.99 times Executive's "Base
                           Period Income." This is the maximum amount which
                           Executive may receive without becoming subject to the
                           excise tax imposed by Section 4999 of the Code or
                           which Company may pay without loss of deduction under
                           Section 280G of the Code.

                  (3)      "Total Payments". The "Total Payments" include any
                           "payments in the nature of compensation" (as defined
                           in Section 280G of the Code and the regulations
                           adopted thereunder), made pursuant to this Agreement
                           or otherwise, to or for Executive's benefit, the
                           receipt of which is contingent on a Change of Control
                           and to which Section 280G of the Code applies.

         (c)      Calculating the Cap and Adjusting Payments. If Company or
                  Executive believes that these rules will result in a reduction of the payments to which Executive is entitled under this
                  Agreement, it

                  will so notify the other party as soon as possible. Company will then, at its expense, retain a "Consultant" (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to
                  provide an opinion or opinions concerning whether Executive's
                  Total Payments exceed the limit discussed above. Company will select the Consultant. At a minimum, the opinions required by this Section must set forth the amount of Executive's Base
                  Period Income, the present value of the Total Payments and the amount and present value of any excess parachute payments. If the opinions state that there would be an excess parachute payment, Executive's payments under this Agreement will be reduced to the extent necessary to eliminate the excess.
                  Executive will be allowed to choose the payment that should be reduced or eliminated, but the payment Executive chooses to reduce or eliminate must be a payment determined by such
                  Consultant to be includable in Total Payments. Executive's decision shall be in writing and delivered to Company within thirty (30) days of Executive's receipt of such opinions. If
                  Executive fails to so notify Company, Company will decide
                  which payments to reduce or eliminate. If the Consultant
                  selected to provide the opinions referred to above so requests in connection with the opinion required by this Section, a firm of recognized executive compensation consultants selected by Company shall provide an opinion, upon which such
                  Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change of Control. If either Company or
                  Executive believes that Executive's Total Payments will exceed the limitations of this Section, Company will nonetheless make payments to Executive, at the times stated above, in the
                  maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the opinions called for above have been received. If the
                  amount paid to Executive by Company is ultimately determined, pursuant to the opinion referred to above or by the Internal
                  Revenue Service, to have exceeded the limitation of this
                  Section, the excess will promptly be repaid by Executive with interest thereon at the lowest "applicable federal rate"
                  provided in Section 1274(d) of the Code. If it is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, that a greater payment should have been made to Executive, Company shall pay Executive the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate set forth above, so that Executive will have received or be entitled to receive the maximum amount to which Executive is entitled under this Agreement.

         (d)      Effect of Repeal. In the event that the provisions of Sections
                  280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

         (e)      Exception. The Consultant selected pursuant to Section 7(c)
                  will calculate Executive's "Uncapped Benefit" and Executive's
                  "Capped Benefit." The limitations of Section 7(a) will not apply to Executive if Executive's Uncapped Benefit is at least one hundred and five percent (105%) of Executive's Capped
                  Benefit. For this purpose, Executive's "Uncapped Benefit" is the amount to which Executive would be entitled pursuant to
                  Section 6(d), without regard to the limitations of Section
                  7(a). Executive's "Capped Benefit" is the amount to which
                  Executive would be entitled pursuant to Section 6(d) after the application of the limitations of Section 7(a).

         SECTION 8 - TAX GROSS-UP.

         (a)      Gross-Up Payment. If the Cap imposed by Section 7(a) does not apply to Executive because of the exception provided by
                  Section 7(e), Company will provide Executive with a "Gross-Up
                  Payment" if an excise tax is imposed on Executive pursuant to
                  Section 4999 of the Code. Except as otherwise noted below, this Gross-Up Payment will consist of a single lump sum
                  payment in an amount such that after payment by Executive of the "total presumed federal and state taxes" and the excise taxes imposed by Section 4999 of the Code on the Gross-Up
                  Payment (and any interest or penalties actually imposed),
                  Executive would retain an amount of the Gross-Up Payment equal to the remaining excise taxes imposed by Section 4999 of the
                  Code on Executive's Total Payments (calculated before the
                  Gross-Up Payment). For purposes of calculating Executive's
                  Gross-Up Payment, Executive's actual federal and state income taxes will not be used. Instead, Company

                  will use Executive's "total presumed federal and state taxes."
                  For purposes of this Agreement, Executive's "total presumed federal and state taxes" shall be conclusively calculated
                  using a combined tax rate equal to the sum of the maximum
                  marginal federal and applicable state income tax rates. The state tax rate for Executive's principal place of residence will be used and no adjustments will be made for the deduction of state taxes on the federal return, any deduction of federal taxes on a state return, the loss of itemized deductions or exemptions, or for any other purpose.

         (b)      Calculations. All determinations concerning whether a Gross-Up
                  Payment is required pursuant to Section 8(a) and the amount of any Gross-Up Payment (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to Section 7(c). The Consultant shall
                  provide Executive and Company with a written notice of the amount of the excise taxes that Executive is required to pay and the amount of the Gross-Up Payment. The notice from the
                  Consultant shall include any necessary calculations in support of its conclusions. All fees and expenses of the Consultant shall be paid by Company. Any Gross-Up Payment shall be made by Company within fifteen (15) days after the mailing of such notice. As a general rule, the Consultant's determination
                  shall be binding on Executive and Company. The application of the excise tax rules of Section 4999, however, is complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant concerning the amount, if any, of the excise taxes that are due. If the Internal Revenue Service determines that excise taxes are due, or that the amount of the excise taxes that are due is greater than the amount
                  determined by the Consultant, the Gross-Up Payment will be recalculated by the Consultant to reflect the actual excise taxes that Executive is required to pay (and any related
                  interest and penalties). Any deficiency will then be paid to
                  Executive by Company within fifteen (15) days of the receipt of the revised calculations from the Consultant. If the
                  Internal Revenue Service determines that the amount of excise taxes that Executive paid exceeds the amount due, Executive shall return the excess to Company (along with any interest paid to Executive on the overpayment) immediately upon receipt from the Internal Revenue Service or other taxing authority.
                  Company has the right to challenge any excise tax
                  determinations made by the Internal Revenue Service. If
                  Company agrees to indemnify Executive from any taxes, interest and penalties that may be imposed upon Executive (including any taxes, interest and penalties on the amounts paid pursuant to Company's indemnification agreement), Executive must
                  cooperate fully with Company in connection with any such
                  challenge. Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue
                  Service and Company shall control all such challenges. The additional Gross-Up Payments called for by the preceding
                  paragraph shall not be made until Company has either exhausted its (or Executive's) rights to challenge the determination or indicated that it intends to concede or settle the excise tax determination. Executive must notify Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes in
                  amounts different from the amount initially specified by the
                  Consultant. Such notice shall be given as soon as possible but in no event later than fifteen (15) days following Executive's receipt of notice of the Internal Revenue Service's position.

         SECTION 9 - NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

                  To Company:         TriMas Corporation
                                      c/o Heartland Industrial Partners, L.P.
                                      55 Railroad Avenue, 1st Floor
                                      Greenwich, CT 06830
                                      ATTN: David A. Stockman

                  with a copy to:     R. Jeffrey Pollock, Esq.
                                      McDonald, Hopkins, Burke &
                                      Haber Co., L.P.A.
                                      600 Superior Avenue, Suite 2100
                                      Cleveland, OH 44114

                                       10

                  To Executive:       Mr. Grant Beard
                                      2828 Amberly Road
                                      Bloomfield Village, MI 48301

                  with a copy to:     Brian D. O'Keefe, Esq.
                                      Hyman Lippitt, P.C.
                                      322 North Old Woodward
                                      Birmingham, MI 48009

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third (3rd) business day after the actual date of mailing shall constitute the time at which notice was given.

         SECTION 10 - SEPARABILITY; LEGAL FEES. If any provision of this
Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In the event of a dispute by
Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement, Company shall reimburse
Executive for all reasonable legal fees and expenses incurred by him in connection with such dispute if Executive substantially prevails in the dispute and if Executive has not substantially prevailed in such dispute one-half (1/2)
the amount of all reasonable legal fees and expenses incurred by him in connection with such dispute except to the extent Executive's position is found by a tribunal of competent jurisdiction to have been frivolous.

         SECTION 11 - ASSIGNMENT AND ASSUMPTION. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Company, except that Company may assign this
Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of Company.

         SECTION 12 - AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

         SECTION 13 - NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY.

         (a)      Executive represents that acceptance of employment under this
                  Agreement and performance under this Agreement are not in
                  violation of any restrictions or covenants under the terms of any other agreements to which Executive is a party.

         (b)      Executive acknowledges and recognizes the highly competitive nature of the business of Company and accordingly agrees that, in consideration of this Agreement, the rights conferred
                  hereunder, and any payment hereunder, during the Term of
                  Employment and for the two year (2) year period following the termination of Executive's employment with Company, for any reason ("Non-Compete Term"), Executive shall not engage,
                  either directly or indirectly, as an employee, as a partner or member of a limited liability entity, or as principal for
                  Executive's own account or jointly with others, or as a
                  stockholder in any corporation or joint stock association, in any business other than Company or its subsidiaries which
                  designs, develops, manufacturers, distributes, sells or
                  markets the type of products or services sold, distributed or provided by Company or its subsidiaries during the two (2)
                  year period prior to the date of termination (the "Business");
                  provided that nothing herein shall prevent Executive from
                  owning, directly or indirectly, not more than five percent
                  (5%) of the outstanding shares of, or any other equity
                  interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an
                  over-the-counter securities market.

                                       11

         (c)      During the Non-Compete Term, Executive shall not (1) directly or indirectly employ or solicit, or receive or accept the
                  performance of services by, any active employee of Company or any of its subsidiaries who is employed primarily in
                  connection with the Business, or directly or indirectly induce any employee of Company to leave Company, or assist in any of the foregoing except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or (2) solicit for business (relating to the Business) any person who is a customer or former customer of Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six (6)
                  months.

         (d)      Executive shall not at any time (whether during or after his employment with Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association,
                  corporation or other business organization, entity or
                  enterprise other than Company and any of its subsidiaries, any trade secrets, or other confidential information of the
                  Company, including but not limited to relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data,
                  financing methods, plans or the business and affairs of
                  Company generally, or of any subsidiary of Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable
                  evidence of such determination promptly provided to Company.
                  The preceding sentence of this paragraph (d) shall not apply to information which is not unique to Company or which is
                  generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive
                  agrees that upon termination of employment with Company for any reason, Executive will return to Company immediately all memoranda, books, papers, plans, information, letters and
                  other data, and all copies thereof or therefrom, in any way relating to the business of Company and its subsidiaries,
                  except that Executive may retain personal notes, notebooks and diaries. Executive further agrees that Executive will not
                  retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned by Company in connection with the business of
                  Company or its subsidiaries.

         (e)      It is expressly understood and agreed that although Executive and Company consider the restrictions contained in this
                  Section 13 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the
                  provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may
                  judicially determine or indicate to be enforceable.
                  Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is
                  unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the
                  enforceability of any of the other restrictions contained
                  herein.

         (f)      As a condition to the receipt of any benefits described in this Agreement, Executive shall be required to execute an
                  agreement pursuant to which Executive releases any claims he may have against Company and agrees to the continuing
                  enforceability of the restrictive covenants of this Agreement.

         (g)      This Section 13 will survive the termination of this
                  Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, this Section 13 shall
                  automatically terminate and be rendered null and void and of no further force or effect in the event that: (i) Executive is terminated without Cause, or (ii) Executive terminates his employment with Company for Good Reason; provided that
                  Executive shall in no event be released from any prohibition enforceable at law or in equity against the unlawful use of confidential or propriety information, or other forms of
                  unfair competition.

                                       12

         SECTION 14 - REMEDIES. Executive acknowledges and agrees that Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 13 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Executive shall forfeit all payments otherwise due under this Agreement and shall return any severance package payment made. Moreover,
Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         SECTION 15 - SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

         SECTION 16 - GOVERNING LAW; REVENUE AND JURISDICTION. If any judicial or administrative proceeding or claim relating to or pertaining to this
Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Oakland County or Wayne
County, Michigan and such proceeding or claim shall be governed by and construed under Michigan law, without regard to conflict of law and principals.

         SECTION 17 - DISPUTE RESOLUTION. Company and Consultant shall, in good faith, first attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement by face-to-face negotiations. If any such dispute, controversy or claim is not resolved within thirty (30) days after such negotiations begin, such dispute, controversy or claim shall be resolved in accordance with the TriMas Dispute Resolution Policy in effect at the time such dispute arises. The TriMas Dispute Resolution Policy in effect at the time of this Agreement is attached to this Agreement.

         SECTION 18 - EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between
Company, any affiliate of Company or any predecessor of Company or affiliate of any predecessor of Company and Executive.

         SECTION 19 - WITHHOLDING. Company shall be entitled to withhold from payment any amount of withholding required by law.

         SECTION 20 - SECTION HEADINGS AND CONSTRUCTION. The headings of sections in this Agreement are provided for convenience only and will not effect its construction or interpretation. All references to "Section" or "Sections"
refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as circumstances require.

         SECTION 21 - COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this
Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

         SECTION 22 - INDEMNIFICATION. Company shall indemnify Executive for his acts or omissions as a director or officer of the Company to the extent provided by the Company's Amended and Restated Certificate of Incorporation, as may be
amended from time to time.

                                       13

         Intending to be legally bound hereby, the parties have executed this
Agreement on the dates set forth next to their names below.

                                                         COMPANY
                                                    TRIMAS CORPORATION

________________________________________   By:
                           Date                -----------------------------
                                           Its:
                                               -----------------------------

                                                         EXECUTIVE

________________________________________
                           Date            ---------------------------------
                                                        GRANT BEARD

                                       14